The Mosaic Company Atria Corporate Center – E490 3033 Campus Drive Plymouth, MN 55441 www.mosaicco.com	Tel 763-577-2700 Fax 763-559-2860

March 7, 2018

Anthony T. Brausen
6485 Virginia Drive
Excelsior, MN 55331

CONFIDENTIAL

Dear Tony,

As you know, effective January 31, 2018 you were appointed to serve as the Senior Vice President – Finance and interim Chief Financial Officer of The Mosaic Company until Mosaic has selected a permanent Chief Financial Officer or until your earlier death, resignation or removal, and you have indicated your willingness to then serve as a Senior Advisor to Mosaic, initially assisting in the transition of responsibilities to the new chief financial officer and thereafter supporting that individual in an advisory capacity through your anticipated retirement date effective July 5, 2019, provided that if the “Transition Period” (as defined below) ends after July 5, 2018, your anticipated retirement date will be effective one year following the final day of the Transition Period.

This letter confirms the following employment conditions regarding your employment from today’s date through your anticipated retirement date (that period being referred to as the “Employment Period”), provided that nothing in this letter guarantees you continued employment with Mosaic or otherwise limits Mosaic’s right to terminate your employment at any time and for any reason:

Base Compensation
Your base compensation will continue to be paid semi-monthly at an annual rate of $460,000 for the duration of this employment period, provided you remain a full-time salaried employee.

Additional Interim CFO and Transition Period Compensation
Effective February 1, 2018 and continuing through the end of the Transition Period (as defined below), you will receive additional compensation at a monthly rate of $25,000 (the “Additional Compensation). The Transition Period will commence on the date a permanent Chief Financial Officer is appointed by the Board of Directors and will continue for a period of one month, subject to extension by one or more months by mutual agreement of you and the President and Chief Executive Officer (following consultation with the new Chief Financial Officer), in each case provided you remain a full-time salaried employee. The Additional Compensation will not be considered base compensation for purposes of your existing Senior Management Severance and Change in Control Agreement or for purposes of any other agreement or arrangement between you and Mosaic.

After the Transition Period and through your retirement date, you will receive only the base compensation as described above, and no Additional Compensation.

Anthony T. Brausen
March 7, 2018

MIP Incentive Target
You will continue to be eligible to participate in Mosaic’s MIP, in accordance with its terms, at your current target bonus opportunity of 50%. The MIP formula will be tied to the Corporate business unit. The MIP for each year is subject to approval by the Committee. Per the current year plan, certain retirees are eligible to receive a prorated payout with respect to the year in which they retire. Under these terms, you would be eligible for a prorated MIP for the partial 2019 year.

Long Term Equity Compensation
Provided you remain a full-time salaried employee, you will be recommended for: (1) a long-term incentive award valued at $650,000 under Mosaic’s long-term incentive program (“LTIP”), subject to the approval of the Compensation Committee of Mosaic’s Board of Directors (the “Committee”), in 2018, and (2) a long-term incentive award valued at $500,000 under the LTIP, subject to the Committee’s approval, in 2019.

Benefit Programs
You will remain eligible for standard employee benefits applicable to U.S. salaried employees, as amended or modified in the future.

Executive Benefits and Perquisites
In addition to the standard employee benefits, you will continue to be eligible for applicable executive benefits and perquisites in accordance with their terms. These executive benefits currently include: the deferred compensation plan, executive life and disability coverage, financial planning allowance, and the executive physical program.

Severance Agreement
You will not be severance eligible at the end of the Employment Period.

No Guarantee of Employment; Prior Agreements Superseded
Nothing in this letter guarantees you continued employment with Mosaic or otherwise limits Mosaic’s right to terminate your employment at any time and for any reason. This letter supersedes all prior agreements and understandings, oral and written, between you and Mosaic, except for your existing Senior Management Severance and Change in Control Agreement.

Anthony T. Brausen
March 7, 2018

Acknowledgement and Agreement
Tony, we appreciate your contributions to the CFO organization. Please indicate your acknowledgement of this letter and agreement with its terms, and return to me by Friday, March 9, 2018.

Please let me know if you have any questions.

Sincerely,
/s/ Kimberly Bors
Senior Vice President - Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Anthony T. Brausen	3/8/2018
Anthony T. Brausen	Date